Exhibit 3.1

STATEMENT TO AMEND AND RESTATE

ARTICLES OF INCORPORATION

OF

DIAMOND S SHIPPING GROUP, INC.

UNDER SECTION 93 OF THE

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Craig Stevenson, Jr., as the Secretary of Diamond S Shipping Group, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), for the purpose of amending and restating the Articles of Incorporation of said Company pursuant to section 93 of the Business Corporations Act, hereby certifies that:

1.	The name of the Company is: Diamond S Shipping Group, Inc.

2.	The Articles of Incorporation were filed with the Registrar of Corporations on July 31, 2013.

3.	The Company’s total capital stock issued and outstanding is ten registered shares, par value $0.01 per share.

4.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto, pursuant to which the Company’s total capital stock issued and outstanding will be 33,333,335 registered common shares, with no par value per share.

5.	These Amended and Restated Articles of Incorporation were authorized by actions of the board of directors and shareholders of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 12th day of February, 2014.

/s/ Craig Stevenson, Jr.
Authorized Person
Name: Craig Stevenson, Jr.
Title: Secretary

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

Diamond S Shipping Group, Inc.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I

The name of the corporation is Diamond S Shipping Group, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations now or hereinafter may be organized under the Marshall Islands Business Corporations Act, as amended (the “BCA”).

ARTICLE IV

Section 1.  Authorized Shares. The Company is authorized to issue two classes of capital stock, designated common shares and preferred shares. The aggregate number of shares that the Company is authorized to issue is five hundred and ten million (510,000,000) registered shares, consisting of five hundred million (500,000,000) common shares, no par value per share (“Common Shares”), and ten million (10,000,000) preferred shares, no par value per share (“Preferred Shares”).

Section 2.  Preferred Shares. The Preferred Shares may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized, without any further vote or action by the shareholders of the Company, to issue the Preferred Shares in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)          the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)          the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)          the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)          whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(e)          the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)           the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(g)          the right, if any, to subscribe for or to purchase any securities of the Company;

(h)          the provisions, if any, of a sinking fund applicable to such series; and

(i)           any other designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Shares (collectively, a “Preferred Shares Designation”).

Section 3. Common Shares. Subject to the rights of the holders of any series of Preferred Shares, the holders of Common Shares will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each Common Share held of record by such holder as of the record date for such meeting.

Section 4. Preemptive Rights. Except as otherwise provided in a statement of designation establishing the terms of a series of Preferred Shares, no holder of shares of the Company of any class, now or hereafter authorized, will have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

Section 5. Incorporator. The name and mailing address of the sole incorporator of the Company is Majuro Nominees Ltd., P.O. Box 1405, Majuro, Marshall Islands.

Section 6. Corporate Existence. Corporate existence of the Company commenced on July 31, 2013 and will continue upon filing these Amended and Restated Articles of Incorporation (these “Articles of Incorporation”) with the Registrar of Corporations as of the filing date stated on these Articles of Incorporation.

ARTICLE V

The Board may make, adopt, amend and repeal the Bylaws of the Company. Any Bylaw made or adopted by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in these Articles of Incorporation or the Bylaws to the contrary, Bylaws 1, 3, 8, 9, 10, 11, 15, 16, 18, 26 and 38 may not be amended or repealed by the shareholders, and no provision inconsistent therewith may be adopted by the shareholders, (i) prior to the Trigger Date (as defined below), without the affirmative vote of the holders of a majority of the outstanding Voting Stock (as defined below), voting together as a single class and (ii) from and after the Trigger Date, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of these Articles of Incorporation, “Voting Stock” means shares of the Company of any class or series entitled to vote generally in the election of directors. Notwithstanding anything contained in these Articles of Incorporation to the contrary, (i) prior to the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V and (ii) from and after the Trigger Date, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

Meetings of shareholders may be held within or without the Republic of the Marshall Islands, as the Bylaws may provide. At any annual meeting or special meeting of shareholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in these Articles of Incorporation to the contrary, (i) prior to the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI and (ii) from and after the Trigger Date, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Section 1. Business and Affairs. The business and affairs of the Corporation will be managed under the direction of the Board. In addition to the powers and authority authorized by these Articles of Incorporation or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the BCA, these Articles of Incorporation and any Bylaws duly adopted by the shareholders, except that no Bylaws hereafter adopted by the shareholders may invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 2. Number, Election, Terms of Directors and Initial Directors. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Shares Designation, the number of the directors of the Company will not be fewer than three nor more than 15 and will be fixed from time to time in the manner provided in the Bylaws of the Company. The directors, other than those who may be elected by the holders of any series of Preferred Shares, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. At any meeting of shareholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 2015; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 2016; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in 2017, with the members of each class to hold office until their successors are elected and qualified. At the annual meeting of shareholders of the Company to be held in 2015 and each succeeding annual meeting of the shareholders, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Shares Designation, directors may be elected by the shareholders only at an annual meeting of shareholders. Election of directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected. If authorized by the Board, such requirement of written ballot will be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder or proxy holder. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, will not be used to elect directors of the Company.

Section 3. Nomination of Director Candidates. Advance notice of shareholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Company.

Section 4. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Shares Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 5. Removal. Prior to the earlier of (i) ten (10) business days following the date on which WL Ross Group, L.P., First Reserve Management, L.P. and CarVal Investors, LLC and their respective Affiliates (as defined below) or any combination thereof (the “Sponsors”) no longer beneficially own more than 30% of the outstanding Common Shares of the Company and (ii) the business day following public announcement by the Sponsors that the Sponsors have made an election that the “Trigger Date” has occurred (the earlier of (i) and (ii), the “Trigger Date”) and subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Shares Designation, any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding Voting Stock, acting at a meeting of the shareholders or by written consent (if permitted) in accordance with the BCA, these Articles of Incorporation and the Bylaws of the Company. From and after the Trigger Date and subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Shares Designation, any director may be removed from office by the shareholders only for cause. At any annual meeting or special meeting of the shareholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause.

Section 6. Amendment, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, prior to the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VII and (ii) from and after the Trigger Date, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VII. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article VII must be by written ballot.

ARTICLE VIII

To the full extent permitted by the BCA or any other applicable law currently or hereafter in effect, no director of the Company will be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent permitted or required by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX includes the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of

Expenses”); provided, however, that, if the BCA so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX will be contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company is entitled to recover such expenses upon a Final Adjudication, that the Indemnitee has not met any applicable standard for indemnification set forth in the BCA. Neither the failure of the Company (including the Board, a Board committee or the Company’s independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Company (including the Board, a Board committee, or the Company’s independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise will be on the Company.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX will not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Company’s Articles of Incorporation, Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the BCA.

Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE X

Section 1. Certain Acknowledgment. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of investment funds or vehicles affiliated with WL Ross Group, L.P., First Reserve Management, L.P., CarVal Investors, LLC, Chengdong Investment Corporation, Siguler Guff Advisers, LLC, PPM America Private Equity Fund III, LP, Odyssey Reinsurance Company and Morgan Creek Partners Co-Investment Fund II, LP (each, an “Investor” and, collectively, the “Investors”) and their Affiliates may serve as directors, officers or agents of the Company, (ii) each Investor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Investors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and shareholders in connection therewith.

Section 2. Competition and Corporate Opportunities; Renouncement. None of (i) the Investors or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, each as an “Identified Person” and, collectively, as “Identified Persons”) will, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person will be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3 of this Article X. Subject to said Section 3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person will, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, will not be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty as a shareholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 3. Allocation of Corporate Opportunities. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 2 of this Article X will not apply to any such corporate opportunity.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity will not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

Section 5. Certain Definitions. For purposes of this Article X, (i) “Affiliate” means (a) in respect of the Investor, any Person that, directly or indirectly, is controlled by the Investor, controls the Investor or is under common control with the Investor and includes any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; and (ii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 6. Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

The presently issued and outstanding ten registered shares, par value $0.01 per share, will be converted into 33,333,335 Common Shares, no par value per share, on a share-for-share basis.

ARTICLE XII

The stated capital of the Company is reduced from $0.10 and the amount of $0.10 is transferred to surplus capital.

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